Exhibit 99.2

NEPTCO Incorporated and Subsidiaries

Unaudited Condensed Consolidated Financial Statements

Condensed Consolidated Balance Sheets — March 30, 2012 and December 30, 2011 (unaudited)	2
Condensed Consolidated Statements of Operations — For the three months ended March 30, 2012 and April 1, 2011(unaudited)	3
Condensed Consolidated Statements of Cash Flows — For the three months ended March 30, 2012 and April 1, 2011(unaudited)	4
Notes to Unaudited Condensed Consolidated Financial Statements	5

NEPTCO Incorporated and Subsidiaries

Condensed Consolidated Balance Sheets
(In thousands, except share amounts)

(UNAUDITED)

	March 30	December 30
	2012	2011
Assets
Current assets:
Cash	$4,032	$6,282
Trade accounts receivable, net of allowance of $424 at March 30, 2012 and $898 at December 30, 2011 for doubtful accounts, returns and rebates	11,508	10,192
Inventories, net	12,952	12,258
Deferred income taxes	723	723
Prepaid expenses and other assets	337	422
Total current assets	29,552	29,877

Property, plant and equipment, net	20,373	20,838
Intangible assets, net	3,560	3,633
Other assets	397	496
Total assets	$53,882	$54,844
Liabilities and stockholders’ deficit
Current liabilities:
Trade accounts payable	5,487	6,428
Accrued expenses	4,247	2,951
Senior term debt in default	61,670	63,344
Senior subordinated notes in default	22,900	22,900
Accrued interest on senior subordinated notes in default	12,911	12,195
Current portion of capital lease obligations	55	55
Total current liabilities	107,270	107,873

Other liabilities:
Deferred income taxes	1,157	1,157
Other liabilities	710	728
	1,867	1,885
Stockholders’ deficit:

Series A Preferred Stock, $.001 par value; 15,000 shares authorized at March 30, 2012 and December 30, 2011; 7,587 at March 30, 2012 and December 30, 2011 issued and outstanding (liquidation value of $7,843 at March 30, 2012 and $7,764 at December 31, 2011)

Common stock, $0.001 par value, 3,000,000 shares at March 30, 2012 and December 30, 2011 authorized; 1,174,246 shares at March 30, 2012 and December 30, 2011 issued and outstanding	1	1
Additional paid-in capital	3,985	3,985
Accumulated deficit	(60,737)	(60,599)
Accumulated other comprehensive loss	(494)	(494)
Stockholders’ deficit	(57,245)	(57,107)
Non-controlling interest related to NEPTCO joint venture	1,990	2,193
Total stockholders’ deficit	(55,255)	(54,914)
Total liabilities and stockholders’ deficit	$53,882	$54,844

See accompanying notes.

NEPTCO Incorporated and Subsidiaries

Condensed Consolidated Statements of Operations
(In thousands)

(UNAUDITED)

	Three Months Ended
	March 30	April 1
	2012	2011
Net sales	$23,697	$24,021
Cost of goods sold	18,244	19,168
Gross profit	5,453	4,853
Operating costs:
Sales and marketing	1,417	1,248
General and administrative	1,959	1,693
Amortization of intangible assets	91	97
	3,467	3,038

Operating income	1,986	1,815

Other income (expense):
Interest expense, net of interest income	(2,277)	(2,437)
Interest expense on redeemable preferred stock	—	(867)
	(2,277)	(3,304)
Loss before income taxes	(291)	(1,489)
(Provision) benefit for income taxes	(50)	43
Net loss	(341)	(1,446)
Less: net loss attributable to non-controlling interest	203	5
Net loss attributable to NEPTCO, Inc.	$(138)	$(1,441)

See accompanying notes.

NEPTCO Incorporated and Subsidiaries

Condensed Consolidated Statements of Cash Flows
(In thousands)

(UNAUDITED)

	Three Months Ended
	March 30	April 1
	2012	2011
Operating activities
Net loss	$(341)	$(1,446)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation	923	1,110
Amortization of intangible assets	91	97
Amortization of deferred financing costs	99	82
Accretion of interest expense	71	72
Interest on redeemable preferred stock	—	867
Deferred interest on senior subordinated debt	716	1,019
Changes in operating assets and liabilities:
Accounts receivable	(1,316)	(699)
Inventories	(694)	(2,053)
Prepaid expenses and other assets	85	170
Accounts payable	(941)	1,222
Accrued expenses and other liabilities	1,296	727
Net cash (used in) provided by operating activities	(11)	1,168

Investing activities
Capital expenditures	(458)	(409)
Patent costs	(18)	(36)
Net cash used in investing activities	(476)	(445)

Financing activities
Payments on senior debt	(1,745)	(1,415)
Principal payments on capital lease obligations	(18)	—
Net cash used in financing activities	(1,763)	(1,415)
Effects of exchange rate changes on cash	—	186

Net decrease in cash	(2,250)	(506)
Cash at beginning of period	6,282	5,639
Cash at end of period	$4,032	$5,133

See accompanying notes.

NEPTCO Incorporated and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

1. Basis of Presentation

The accompanying unaudited consolidated financial statements of NEPTCO Incorporated and Subsidiaries (the “Company”) have been prepared in accordance with generally accepted accounting principles for interim financial reporting. Therefore, they do not include all information and footnote disclosure necessary for a complete presentation of NEPTCO’s financial position, results of operations and cash flows, in conformity with generally accepted accounting principles.

The accompanying unaudited consolidated financial statements contain all adjustments (consisting of normal recurring items) which are, in the opinion of management, necessary for a fair presentation of the Company’s financial position as of March 30, 2012, the results of operations, and cash flows for the interim periods ended March 30, 2012 and April 1, 2011.

The results of operations for the interim period ended March 30, 2012, are not necessarily indicative of the results to be expected for any future period or the entire fiscal year.  These interim consolidated financial statements should be read in conjunction with the audited consolidated financial statements for the year ended December 30, 2011.

2. The Company

NEPTCO Incorporated (“NEPTCO”) supplies laminated film foils, composite strength elements, anti-static packaging tape and pulling tapes for the electronics and cable industries. NEPTCO’s four product lines are muletape, shielding products, cover tape and fiber-optic strength elements. The Company finishes and distributes its cover tape product lines in China.

The consolidated financial statements include the accounts of the Company, including its wholly owned subsidiary in Suzhou, China, and its majority-controlled joint venture, NEPTCO JV LLC (“JV”). All material intercompany balances and transactions have been eliminated in consolidation. NEPTCO has consolidated the JV in its financial statements due to the existence of daily operating control, and the fact that the JV’s other partner only has protective rights.

3. Liquidity and Going Concern

The Company was in violation of certain debt covenants under its senior loan and senior subordinated loan arrangements at March 30, 2012 and December 30, 2011, where borrowings outstanding amounted to $62.0 and $63.7 million and $22.9 million and $22.9 million, respectively, along with $12.9 and $12.2 million of deferred interest, respectively.   Accordingly,

NEPTCO Incorporated and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

the Company has presented both the senior and the senior subordinated borrowings, and applicable interest, as current liabilities at March 30, 2012 and December 30, 2011.

As a result, as of the latest presented balance sheet date, this condition had raised substantial doubt about the Company’s ability to continue as a going concern.

The Company commenced the sale of the Company and during financial year 2011 and 2012 had engaged an investment banker in connection with the process. The Company’s sale to Chase Corporation was completed on June 27, 2012.  See further discussion in Note 13, Subsequent Events. The accompanying financial statements were prepared assuming the Company would continue as a going concern.

4. Summary of Significant Accounting Policies

Fiscal Year

The Company has adopted a fiscal year ending the Friday nearest December 31. References to the first quarter of 2012 and the first quarter of 2011 are for the fiscal quarters ended March 30, 2012 and April 1, 2011, respectively.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Translation of Foreign Currencies

Assets and liabilities of the Company’s foreign operations are translated into U.S. dollars in accordance with ASC 830, Foreign Currency Translation, at exchange rates in effect at the balance sheet date. Income and expenses are translated at the average rates prevailing during the period.

Foreign currency gains (losses) recognized in the statements of operations were not material in either the first quarter of 2012 or in the first quarter of 2011.

NEPTCO Incorporated and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

Cash Equivalents

The Company considers all highly liquid instruments with an original maturity of three months or less to be cash equivalents. As of March 30, 2012 and December 30, 2011, the Company had no cash equivalents.

Inventories

Inventories include material, labor and manufacturing overhead, and are stated at the lower of cost (first-in, first-out) or market and consist of the following at (in thousands):

	March 30	December 30
	2012	2011
Raw materials	$5,800	$5,381
Work in process	2,936	2,726
Finished goods	3,680	3,441
Inventory consigned to others	536	710
	$12,952	$12,258

The Company regularly reviews inventory quantities on-hand, and compares those amounts to historical and forecasted usage of, and demand for, each particular product or product line. A charge is recorded to cost of goods sold for excess and obsolete inventory to reduce the carrying value of the inventories to net realizable value. Inventory write-downs have historically been within the Company’s expectations and the provisions established.

NEPTCO Incorporated and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

Property, Plant and Equipment

Property, plant and equipment are stated at cost, except for plant and equipment under capital leases, which are stated at the present value of minimum lease payments. Property, plant and equipment consists of the following (in thousands, except year):

	Estimated
	Useful Life	March 30	December 30
	(Years)	2012	2011

Land	—	$946	$946
Building	25	14,986	14,985
Machinery and equipment	10	46,776	46,716
Furniture and fixtures	5	6,504	6,472
Construction in process and other	—	1,917	1,552
Machinery and equipment under capital lease	10	1,482	1,482
		72,611	72,153

Less accumulated depreciation and amortization		(52,238)	(51,315)
		$20,373	$20,838

Depreciation on plant and equipment is calculated using the straight-line method over the estimated useful lives of the assets. Plant and equipment held under capital leases are amortized straight-line over the estimated useful life of the asset. Amortization of capital lease obligations is included in depreciation expense.

Impairment of Long-Lived Assets

The Company assesses its long-lived assets for impairment whenever facts and circumstances indicate that the carrying amount may not be fully recoverable. To analyze recoverability, the Company projects undiscounted net future cash flows over the remaining life of such assets. If these projected cash flows are less than the carrying amount, an impairment would be recognized. The impairment loss is measured based upon the difference between the carrying amount and the fair value of the assets.

NEPTCO Incorporated and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

Intangible Assets

Gross intangible assets consist of intellectual property of approximately $7.9 million at March 30, 2012, and $7.8 million at December 30, 2011, respectively. Accumulated amortization amounted to $4.3 million and $4.2 million at March 30, 2012 and December 30, 2011, respectively.

The intellectual property is amortized using the straight-line method over periods of up to 21 years. The estimated future amortization expense of acquired intangible assets for each of the next five years is approximately $.4 million annually, realized evenly over each quarter.

Income Taxes

Deferred income taxes are determined utilizing the liability method. Under this method, deferred tax assets and liabilities are determined based upon differences between financial reporting and tax basis of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Revenue Recognition

Revenue on product sales is recognized when persuasive evidence of an arrangement exists, the price is fixed or determinable, delivery has occurred and there is a reasonable assurance of collections of the sales proceeds. The Company generally obtains written purchase authorizations from customers for a specified amount of product at a specified price, and considers delivery to have occurred at the time of shipment. Revenue is recorded net of applicable allowances, including estimated allowances for returns, rebates and other discounts. Estimates of product returns and of allowances for doubtful accounts are based on the Company’s and industry trends. Such factors include historical collections, a customer’s current credit-worthiness, age of the receivable balance, both individually and in the aggregate, and general economic conditions that may affect a customer’s ability to pay. In addition, the Company offers certain sales incentives based on certain levels of sales.

The Company recognized $.2 million in the quarter ended March 30, 2012 and $.3 million in the quarter ended April 1, 2011 as a reduction of sales related to these sales volume incentives. The allowance for volume incentives was $.3 million and $.8 million at March 30, 2012 and December 30, 2011, respectively.

NEPTCO Incorporated and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

Concentration of Credit Risk

The Company performs ongoing credit evaluations of its customers, and generally does not require collateral. The Company maintains allowances for potential credit losses, and such losses have historically been within management’s expectations. Five customers accounted for net sales of approximately 28% in the first quarter of 2012 and 34% in the first quarter of 2011. Those customers accounted for 40% and 43% of accounts receivable at March 30, 2012 and December 30, 2011, respectively.

Research and Product Development

Research and product development costs are expensed as incurred, and amounted to $.3 million in the first quarter of 2012 and $.3 million in the first quarter of 2011.

Fair Value of Financial Instruments

In accordance with the requirements of ASC 820, Disclosures About Fair Value of Financial Instruments, the Company has determined the estimated fair value amounts of its financial instruments using appropriate market information and valuation methodologies. Considerable judgment is required to develop the estimates of fair value; thus, the estimates are not necessarily indicative of the amounts that could be realized in a current market exchange. The Company’s financial instruments consisted of cash, accounts receivable, accounts payable, senior term debt and senior subordinated notes. The carrying value of these assets and liabilities are a reasonable estimate of their fair value at March 30, 2012 and December 30, 2011, based on the short-term nature of the instruments or variable rates of interest related thereto.

Environmental Liability

Environmental investigatory, remediation, operating and maintenance costs are accrued when it is probable that a liability has been incurred, and the amount can be reasonably estimated. The most likely cost to be incurred is accrued based on an evaluation of currently available facts with respect to each individual site, including existing technology, current laws and regulations, and prior remediation experience.

NEPTCO Incorporated and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

Accumulated Other Comprehensive Loss

Accumulated other comprehensive loss consisted of $.5 million unrecognized pension liabilities, net of tax as of both March 30, 2012 and December 30, 2011.

Deferred Financing Costs

The Company had gross deferred financing costs in the amount of $2.0 million at both March 30, 2012 and December 30, 2011. Accumulated amortization amounted to approximately $1.6 million at March 30, 2012 and $1.5 million at December 30, 2011.

Joint Venture

On December 1, 2003, NEPTCO Inc. and the joint venture partner (an otherwise unrelated party) formed a Joint Venture, (“JV”), whereby each member’s fiber optic strength elements businesses were combined. The members contributed a total of $15 million, which consisted of cash, inventory, machinery and equipment, and other intellectual property and liabilities and long-term debt. Included in this contribution was NEPTCO Inc. capital stock of NEPTCO Europe, a wholly owned subsidiary. The new venture, which is 50% owned by each member, is managed and operated on a day-to-day basis by NEPTCO Inc. The JV was recorded for financial reporting purposes at carryover basis due to (a) the day-to-day control of the JV by NEPTCO, (b) the contribution of similar productive assets by the joint venture partner, (c) the non-cash asset contributions by NEPTCO and NEPTCO’s control of the JV and (d) the inherent difficulty in determining the fair value of non-cash assets in the absence of cash consideration.

NEPTCO Incorporated and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

The condensed balance sheet of the JV is as follows (in thousands):

	March 30	December 30
	2012	2011
Assets
Cash	$600	$479
Accounts receivable, net	2,077	2,656
Inventories, net	3,148	3,255
Prepaid expenses and other assets	270	11
Property, plant and equipment, net	271	338
Intangible assets, net	754	1,035
Total assets	$7,120	$7,774

Liabilities and members’ equity
Accounts payable and accrued expenses	$2,154	$2,101
Due to member	976	1,276
Total liabilities	3,130	3,377

Members’ equity	15,000	15,000
Accumulated deficit	(11,010)	(10,603)
Total equity	3,990	4,397
Total liabilities and members’ equity	$7,120	$7,774

NEPTCO Incorporated and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

The results of operations of the JV are as follows for each of the quarters then ended (in thousands):

	March 30	April 1
	2012	2011

Net sales	$5,812	$7,163
Cost of goods sold	5,575	6,418
Gross profit	237	745
Expenses:
Selling and marketing	282	755
General and administrative	336	465
Amortization of intangible assets	26	32
Net loss	$(407)	$(507)

The JV also has agreed to purchase a minimum of 80% of its total glass fiber requirements from the other joint venture partner. Additionally, the Company has agreed  to purchase private-label products exclusively from an affiliate of the other joint venture partner; however, the Company is not subject to a minimum purchase requirement on private-label products. Purchases from the joint venture partner were $1,329,000 and $1,303,000 in the first quarter of 2012 and the first quarter of 2011, respectively. The JV had amounts due to the other joint venture partner of $592,000 and $485,000 at March 30, 2012 and April 1, 2011, respectively.

5. Debt in Default

At March 30, 2012, the Company was not in compliance with certain financial and operating covenants as required by the Company’s senior and senior subordinated borrowing arrangements.

The Company had been in default of its arrangements and operated under a forbearance agreement with the senior lender, which included restrictions on access to available borrowings under its revolving line-of-credit. Additionally, the Company’s senior lender discontinued the option of a favorable optional interest rate, and instead applied a 200 basis point default penalty

NEPTCO Incorporated and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

to the prevailing interest rate under the arrangement. As a result, the interest rate under the arrangement was 7.25% at December 31, 2010. The senior bank also placed restrictions on any payment of management fees to the Company’s primary shareholders.

The Company’s loan with its senior subordinated lender is cross-collateralized with its senior lender, and therefore, the Company was also in default of that arrangement. Additionally, the senior subordinated lenders were restricted from receiving any cash interest payments.

In May 2011, the Company and its lenders agreed to a loan amendment, which waived the previous covenant violations, removed the forbearance agreement and established new covenants commencing in May 2011, which principally required certain levels of EBITDA. Additionally, the lenders agreed to eliminate the penalty interest, but replaced it with a minimum interest rate adjustment to the new prevailing interest rate. The amendment also added a .75% deferred interest charge on borrowings outstanding through December 31, 2011. As the Company was not sold by December 31, 2011, the deferred rate was escalated to 2%. The deferred interest was due at the earlier of repayment of the loan in full, or June 2013.

In 2011, the Company also issued immediately exercisable warrants to purchase 92,460 shares of common stock at $.001 per share to the senior lenders. The Company’s Board of Directors voted and approved to reduce the par value of the common stock from $.01 to $.001 per share.  The fair value ascribed to the warrants was $0 per share since the Company’s common stock was worth $0 per share. Through March 30, 2012, no warrants were exercised or canceled, and all 92,460 remained outstanding.

The May 2011 loan amendment to the Senior Subordinated Notes of $22.9 million, removed the forbearance agreement and established new covenants commencing in May 2011. The agreement required a reduction from the sum of (a) base interest rate  of 11% per annum (b) 2.0% — 3.0 % additional interest and (c) 2% penalty rate, to 8%. The 8% interest accrued on the $22.9 million principal amount, as well as the ongoing outstanding deferred interest amounts ($8.8 million at December 31, 2010).  The Company also issued immediately exercisable warrants to purchase 582,500 shares of common stock at $.001 per share to the senior subordinated lenders, similar to those issued to the senior debt holders. The fair value ascribed to the warrants was $0 per share since the Company’s common stock was worth $0 per share. Through March 30, 2012, no warrants were exercised or canceled, and all 582,500 remained outstanding.

At March 30, 2012 and December 30, 2011, the Company had secured borrowings outstanding with its senior lender in the amount of $61.7 million and $63.3 million, respectively. These amounts are net of unamortized debt discounts in the amount of $.3 million and $.4 million at

NEPTCO Incorporated and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

March 30, 2012 and December 30, 2011. The borrowings were due in escalating principal installments through 2013.

Under the arrangement with its senior lender, the Company also had a collateralized revolving line-of-credit which allowed for borrowings of up to $7.5 million, which was limited based on certain leverage ratios. There were no borrowings outstanding at March 30, 2012 and December 30, 2011. The arrangement was set to expire in 2013. The Company was required to pay a commitment fee on the average daily aggregated unutilized portion of the revolving line-of-credit at a rate ranging from .375% to .5% per year, depending on the amount of the leverage ratio.

The Company also had Senior Subordinated Notes due 2013 in the amount of $22.9 million at March 30, 2012 and December 30, 2011. The Senior Subordinated Notes are unsecured, and bear interest at a rate of 8% per annum.  Total deferred and unpaid interest amounted to $12.9 million at March 30, 2012 and $12.2 million at December 30, 2011.

The Senior Subordinated Notes and related interest are redeemable at the option of the Company, and in the event of a change of control or asset disposition, provided that the borrowings to its senior debt holder have been paid in full. The voluntary prepayments bear a prepayment penalty if paid prior to the third anniversary.

The Company has presented both the senior and the senior subordinated borrowings as current liabilities at March 30, 2012 and December 30, 2011 as the Company was in violation of certain debt covenants and was in default of its debt agreements.

Interest paid amounted to approximately $1.0 million in the first quarter of 2012 and approximately $1.2 million in the first quarter of 2011 on the senior term debt. Principal payments of approximately $1.8 million and $1.4 million were made on the senior term debt in the first quarter of 2012 and the first quarter of 2011, respectively. No interest or principal payments were made on the senior subordinated notes in either the first quarter of 2012 or the first quarter of 2011.

NEPTCO Incorporated and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

6. Accrued Expenses

Accrued expenses consisted of the following (in thousands):

	March 30	December 30
	2012	2011
Interest	$1,185	$852
Payroll and related expenses	1,408	1,035
Legal and professional fees	303	330
Environmental reserve	275	275
Other	1,076	459
	$4,247	$2,951

NEPTCO Incorporated and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

7. Lease Arrangements

The Company is obligated under various capital and operating leases, primarily for equipment, that expire over the next five years.  Future minimum lease payments under non-cancelable operating leases (with initial or remaining lease terms in excess of one year), and the present value of future minimum capital lease payments as of March 30, 2012, are as follows (in thousands):

	Capital	Operating
	Leases	Leases

The remaining 9 months of 2012	$43	$64
2013	26	23
2014	16	17
2015	18	9
Total minimum lease payments	$103	$113

Less amount representing interest (at rates ranging from 4% to 8%)	8
	95
Less current portion	55
	$40

Total rent expense was $92,000 in the first quarter of 2012 and $94,000 in the first quarter of 2011.

8. Contingencies

The Company is a defendant in various lawsuits and administrative proceedings that are being handled in the ordinary course of business. In the opinion of management of the Company, these suits and claims should not result in final judgments or settlements that, in the aggregate, would have a material adverse effect on the Company’s financial condition or results of operations.

NEPTCO Incorporated and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

The Company assesses potential costs to be incurred for environmental clean-up at its facilities in Lenoir and Granite Falls, North Carolina, and Pawtucket, Rhode Island. The potential costs related to these matters are uncertain due to factors such as the unknown magnitude of clean-up required, and the timing and nature of procedures to be performed. At both March 30, 2012 and December 30, 2011, accrued expenses include approximately $275,000, to provide for estimated environmental clean-up costs. The Company is fully indemnified up to $20 million for any pre-acquisition (pre-May 2000) environmental liabilities in excess of this amount with the former owner of the Company.

In the opinion of management, the ultimate liability of these matters will not be material to the Company’s financial position, results of operations or cash flows.

9. Employee Benefit Plans

Defined Benefit Plan

The Company has a defined benefit pension plan covering substantially all of its union employees at its Pawtucket Plant. This plan was frozen effective October 31, 2006, and as a result, no new participants will enter the plan and the benefits of current participants are being frozen as of that date. The benefits are based on years of service and the employee’s average compensation during the earlier of five years before retirement, or October 31, 2006.

The Company recognizes in its balance sheet an asset for the plan’s overfunded status or a liability for the plan’s underfunded status. The Company measures the plan’s assets and obligations that determine its funded status as of the end of the Company’s fiscal year, recognizes changes in the funded status of the plan in the year in which the changes occur and reports these changes in other comprehensive income. As required, the Company measured plan assets and obligations as of the date of their fiscal year end, as such no adjustment has been recorded in the first quarter of 2012 or the first quarter of 2011. Related pension expense amounts are immaterial for the quarters ended March 30, 2012 and April 1, 2010.

The Company expects to contribute approximately $.3 million to the plan in 2012.

Profit Sharing Plan

The Company sponsors a discretionary-contribution profit sharing plan covering non-union employees of NEPTCO. Under this plan, the Company may elect to make profit sharing contributions solely at the discretion of its Board of Directors. There were no discretionary contributions made in the first quarter of 2012 or the first quarter of 2011.

NEPTCO Incorporated and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

401(k) Plan

The Company has two 401(k) savings plans, one for union employees and one for non-union employees. Under these plans, substantially all employees of NEPTCO are eligible to participate by making before-tax contributions to these plans. Participants may elect to defer between 1% and 10% of their annual compensation.

The Company may contribute $0.75 for each $1.00 of participant deferrals up to 3% of the non-union participant’s compensation. The Company may match union employee contributions by $0.50 for each $1.00 of participant deferrals up to 3% of the participant’s compensation. There were no matching contributions in the first quarter of 2012 or the first quarter of 2011.

10. Income Taxes

The Company’s effective tax rates for the periods, which are based on the projected effective tax rate for the full year, are as follows:

	Three Months Ended
	March 30	April 1
	2012	2011

Income tax rate	9.3%	3%

The Company’s first quarter 2011 effective income tax rate differs from the statutory federal income tax rate of 34% due primarily to the non-deductibility of dividends accreted for redeemable preferred stock treated as interest expense for financial reporting purposes offset by the impact of the JV earnings, which are taxed at the member level (only the portion of the JV earnings (50%) related to the Company are taxed in the accompanying financial statements). The Company’s first quarter 2012 effective income tax rate differs from the statutory federal income tax rate of 34% due primarily to the impact of the JV earnings, which are taxed at the member level (only the portion of the JV earnings (50%) related to the Company are taxed in the accompanying financial statements).

NEPTCO Incorporated and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

11. Stockholders’ Deficit

Common Stock Agreement

The Common Stockholders’ Agreement contained stock transfer restrictions, as well as provisions granting certain tag-along rights, drag-along rights, registration rights and participation rights. Additionally, holders of significant shares of common stock had the right to require the Company to repurchase all of its respective common shares. Common shares would be repurchased at their fair market value, as defined in the Stockholders’ Agreement.

All common shares issued to the management investors, a group of senior managers and executives of the Company, were subject to a repurchase option. In the event a management investor ceases to be employed, the Company has the first right to repurchase the applicable shares at fair value, and the majority investor has the second right to repurchase any shares not repurchased by the Company.

Stock Option Plan

The Company adopted the 2000 Stock Option Plan (the Plan), effective May 2, 2000, to provide long-term rewards and incentives to its directors, executives and other key employees. The Plan provided for non-qualified stock options for the issuance of up to 123,711 shares of common stock. The exercise price of the stock options was to be determined by the Compensation Committee (the Committee) or Board of Directors, but was not to be less than the par value of the common stock. Stock options would be exercisable at such time or times as the Committee shall determine. The term of each stock option would be determined by the Committee, but were not to exceed ten years from the date of grant. Stock options that expired unexercised or were canceled, terminated or forfeited in any manner without the issuance of common stock were to again be available under the Plan for reissuance. There were no stock options issued under the Plan. This Plan expired in May 2011.

12. Preferred Stock

On May 27, 2011, the holders of 13,492 shares of redeemable preferred stock converted their redeemable preferred stockholdings ($28.9 million at December 31, 2010) into 7,587 shares of Series A Preferred Stock, which accrues dividends at 4% annually ($255,963 cumulative dividends at March 30, 2012 and  $177,030 cumulative dividends at December 30, 2011). These shares are redeemable at the option of the Company.

The 13,492 shares of redeemable preferred stock were treated as a liability as the amounts were subject to mandatory redemption along with the accrued dividends of 12%, which was recorded

NEPTCO Incorporated and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

as interest expense. Approximately $.9 million in interested expense was recognized in the statement of operations in the first quarter of 2011 related to these accruing dividends.

13. Subsequent Events

Management has considered whether any subsequent events have occurred through September 11, 2012, and noted the following:

On June 27, 2012, 100% of the capital stock of NEPTCO was acquired by Chase Corporation, a Securities and Exchange Commission (SEC) registrant, traded on the NYSE MKT (formerly known as the American Stock Exchange) under the ticker symbol “CCF”. As part of this transaction, Chase also acquired NEPTCO’s 50% ownership stake in the JV.  The purchase price on a basis was $67,000,000, excluding any working capital adjustments and acquisition related costs.